CUSIP No. N/A	13G	Page 8 of 8 Pages

Exhibit 99.1

Joint Filing Agreement,

Dated as of February 17, 2009

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that only one statement containing the information required by Schedule 13G (or any amendment thereof) need be filed on their behalf with respect to the beneficial ownership of any equity securities of GlenRose Instruments Inc., a Delaware corporation (the “Company”), or any subsequent acquisitions or dispositions of equity securities of the Company by any of the undersigned, and that the foregoing Schedule 13G is filed on behalf of each of the undersigned.  The undersigned agree that this Agreement be included as an Exhibit to such joint filing.  This Agreement may be executed in any number of counterparts all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement this 17th day of February 2009.

/s/ George N. Hatsopoulos
George N. Hatsopoulos

/s/ Daphne Hatsopoulos
Daphne Hatsopoulos